SECURITIES AND EXCHANGE COMMISSION
                     WASHINGTON, D.C.  20549


                            FORM 8-K


                         CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of
1934





Date of Report (Date of earliest event reported)      May 17,2001


            TRANSTECH INDUSTRIES, INC.
(Exact name of registrant as specified in charter)


   Delaware                0-6512                22-1777533
(State or other          (Commission          (IRS. Employer
jurisdiction of          File Number)         Identification No.)
incorporation)


  200 Centennial Ave., Piscataway, N.J.                 08854
(Address of principal executive offices)              (Zip Code)


Registrant's telephone number, including area code (732)981-0777

(Former name or former address, if changed
since last report.)                                Not applicable












                                             Page 1 of 4 pages


Item 5.  OTHER EVENTS.


     On May 17, 2001 Transtech Industries, Inc., and its wholly-owned subsidiaries, Kinsley's Landfill Inc. ("Kinsley's") and Birchcrest Realty, Inc. (collectively referred to herein as the "Company") entered into an Agreement to sell approximately 55 acres of contiguous property (the "Parcel") to BFW Development, LLC., a New Jersey limited liability company (the "Purchaser"). The aggregate purchase price for this partially developed Parcel is $2.5 million. The Parcel is a portion of the approximately 424 acres located in Deptford, New Jersey that is owned by the Company. Kinsley's operated a landfill on approximately 100 of the 424 acres through February 1987. Some of the lots within the Parcel adjoin the landfill and a portion of two lots within the Parcel lie beneath the landfill. The Company intends to subdivide the lots that lie partially beneath the landfill and include within the Parcel only the portion of the lots that lie outside of the landfill border. The purchase price will be adjusted on a pro-rata basis for the actual acreage available after the completion of the subdivision and surveys.

     A portion of the Parcel currently houses the operations of Kinsley's and another of the Company's subsidiaries. The Company intends to relocate such operations to a portion of the Deptford property outside of the Parcel. Other portions of the Parcel contain buildings or structures that are currently leased to third parties.

     The Purchaser is a developer of shopping centers. The Parcel is not currently zoned for a shopping center, therefore the Purchaser intends to apply for a use variance. The Purchaser's obligation to close on the sale of the Parcel is subject to a number of contingencies. Such contingencies include, among others, the Purchaser's satisfactory completion of its due diligence, the town's approval of the proposed use variance and subdivision of the two lots, and the approval of site and traffic plans by all responsible government agencies. These processes may take two to three years to complete. The Purchaser may terminate the Agreement at any time during the term of the Agreement. A small percentage of the purchase price will be paid in installments commencing one year from the signing of the Agreement, and the balance will be paid at closing.

     The Company also agreed to grant the Purchaser limited easements on certain of its property outside of the Parcel for the placement of and access to signage. In addition, the Company agreed to correct or remediate environmental conditions of the Parcel, if the due diligence of the Purchaser reveals such action is required, provided that the cost of such effort does not exceed fifty thousand dollars ($50,000). The Agreement expires no later than twelve months and forty-five days subsequent to the receipt by the Purchaser of all governmental approvals required for the Purchaser's plans for the Parcel.

     A portion of the proceeds from the sale of the Parcel will be paid as commission to the real estate broker who was hired by the Company to market the Parcel.

     The following is the text of the press release issued on May
18, 2001 regarding the Agreement:


         TRANSTECH INDUSTRIES, INC. ANNOUNCES AGREEMENT
TO SELL CERTAIN REAL PROPERTY

     PISCATAWAY, N.J., May 18, 2001 - Robert V. Silva, President and Chief Executive Officer of Transtech Industries, Inc. (OTC BULLETIN BOARD:TRTI) announced that on May 17, 2001 Transtech and certain of its subsidiaries (the "Company")entered into an agreement to sell approximately 55 acres of contiguous property for a purchase price of $2.5 million to a developer of shopping centers. The parcel is a portion of the approximately 424 acres located in Deptford, NJ that is owned by the Company. Some of the lots within the parcel adjoin or continue beneath a landfill owned by a subsidiary. The purchase price will be adjusted on a pro-rata basis for the actual acreage available after a proposed subdivision and survey of certain lots. A portion of the parcel currently houses the operations of two subsidiaries. Other portions contain dwellings or structures that are currently leased to third parties. The closing on the sale is subject to a number of contingencies, including the buyer's due diligence and the approval of site and traffic plans by the responsible government agencies. These processes may take two to three years to complete. A small portion of the purchase price will be paid in installments commencing one year from the signing of the agreement, and the balance will be paid at closing.

     As previously announced, the Company faces significant short-term and long-term cash requirements for its federal and state income tax obligations, as well as professional and administrative costs, and remediation costs associated with sites of past operations. Although the Company continues to pursue the sale of property held for sale and claims against insurance carriers for recoveries of past remediation costs, no assurance can be given that the timing or amount of the proceeds from such sources will be sufficient to meet the cash requirements of the Company.

     This news release may contain forward-looking statements as defined by federal securities laws, that are based on current expectations and involve a number of known and unknown risks, uncertainties and other factors that may cause the actual results, levels of activity, performance or achievements to differ materially from results expressed or implied by this press release. Such risks and uncertainties include among others, the following : general economic and business conditions; the ability of the Company to implement its business strategy; the Company's ability to successfully identify new business opportunities; changes in the industry; competition; the effect of regulatory and legal proceedings. The forward-looking statements contained in this news release speak only as of the date of release; and the Company does not undertake to revise those forward-looking statements to reflect events after the date of this release.


Item 7. FINANCIAL STATEMENTS AND EXHIBITS

     (a) Financial Statements of Businesses Acquired.

None

(b) Pro Forma Financial Information

None

(c) Exhibits

Exhibit No. 10(bd) Agreement of Purchase and Sale dated May 17,
2001 among Transtech Industries, Inc. (and its subsidiaries
Birchcrest, Inc. and Kinsley's Landfill, Inc.) and BWF
Development, LLC.

                           SIGNATURES


     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.


                         TRANSTECH INDUSTRIES, INC.
                         (Registrant)


                         By: /s/ Andrew J. Mayer, Jr.
                            Andrew J. Mayer, Jr., Vice
                            President-Finance, Chief
                            Financial Officer and
                            Secretary

Dated:  May 25, 2001